Exhibit 23.6

KPMG Accountants B.V. Emancipatie Boulevard 18 P.O. Box 3082 Willemstad Curacao	Telephone Telefax Internet	+599-9 732 5100 +599-9 737 5588 www.kpmg.com/dutchcaribbean

ELEQT Ltd.	Our ref 15/09-003
Attn: Mr. R. Smeets
29 Portland Place
London W1B1QB
United Kingdom

December 18, 2015

Dear Mr. Smeets,

In reference to the email of December 15, 2015 as made by Mr. Jim van Luipen regarding the request of consent to use the financial statements 2012 including KPMG’S opinion dated October 18, 2013 (ref nr. 13/07-028), we hereby declare that the abovementioned financial statements can be provided by you and/or EFactor Group Corp to the United States Security and exchange commission (“SEC”) regarding the acquisition of ELEQT Ltd. by EFactor Group Corp.

Our consent to provide a third party (in this matter SEC) with the abovementioned documents is only meant for the purpose as stated above. As contractually agreed upon, for other use and/or distribution of the financial statements and/or our opinion (which falls under the scope of our engagement letter), our prior consent is needed.

Please inform SEC about our specific consent regarding this request.

Yours sincerely,

Lindomar L.P. Scoop

Managing Director

Enclosure(s):

Consolidated Financial Statements

cc:

Mr. Jim van Luipen

KPMG Accountants B.V. is a Curacao limited liability company with branches elsewhere and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	Trade register Curacao no. 75187.